                                                                   EXHIBIT 4.1.1


                      SECOND AMENDMENT TO CREDIT AGREEMENT


         THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Second Amendment"), dated as of December 17, 2002, (the "Second Amendment Date") is entered into among BUTLER MANUFACTURING COMPANY, a Delaware corporation ("Borrower"), the banks listed on the signature pages hereof (collectively, the "Lenders"), and BANK OF AMERICA, N.A., as Administrative Lender (in said capacity, the "Administrative Lender").

         A. Borrower, the Lenders and Administrative Lender are parties to that certain Credit Agreement, dated as of June 20, 2001, as amended by that First Amendment to Credit Agreement dated as of December 4, 2001 (as amended, the "Credit Agreement"; the terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement).

         B. Borrower has requested that the Administrative Lender and the Lenders amend the Credit Agreement.

         C. Lenders and Administrative Lender have agreed to amend the Credit Agreement under certain terms and conditions, which include the Borrower and the Guarantors granting the Collateral Agent (as defined below) a first priority security interest in the Collateral (as defined below), subject to Permitted Liens.

         D. As a result of certain prohibitions against the granting of a security interest in the Collateral contained in the 2001 Private Placement Notes and the Existing Private Placement Notes, the Borrower and the Guarantors will not be able to grant a security interest to the Lenders unless the Note Amendments (as defined below) are effective.

         E. Borrower and the Guarantors are willing to grant such security interests in the Collateral. But for Borrower and the Guarantors' covenant to grant such security interests, the Administrative Lender and the Lenders would not be willing to enter into this Second Amendment.

         NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, Borrower, Lenders and Administrative Lender covenant and agree as follows:

         1. AMENDMENTS TO THE CREDIT AGREEMENT.

         (a) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Account Control Agreement" thereto in proper alphabetical order to read as follows:

                  "Account Control Agreement" means that certain account control agreement in form and substance acceptable to the Administrative Lender, the Lenders and each party thereto with respect to the cash pledged to secure Permitted Letters of Credit, each in accordance with the provisions of Section 2.16 (g).


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


         (b) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of "Applicable Margin" in its entirety to read as follows:

                  "Applicable Margin" means the following per annum percentages, applicable in the following situations:

                                                                                    Base Rate        LIBOR Rate
                                               Applicability                        Advances          Advances
                                               -------------                        ---------        ----------
         (a)      If the Capitalization Ratio is greater than or equal to 0.40        1.250             2.500
                  to 1

         (b)      If the Capitalization Ratio is greater than or equal to 0.30        1.000             2.250
                  to 1 but less than 0.40 to 1

         (c)      If the Capitalization Ratio is greater than or equal to 0.20        1.000             2.000
                  to 1 but less than 0.30 to 1

         (d)      If the Capitalization Ratio is less than 0.20 to 1                  1.000             1.750


         The Applicable Margin payable by the Borrower on the Advances outstanding hereunder shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of the Borrower as tested using the Capitalization Ratio for the most recent fiscal quarter; provided, that each adjustment in the LIBOR Rate or the Base Rate, as the case may be, shall be effective with respect to LIBOR Advances or Base Rate Advances
         (i) made following the Financial Statement Due Date, on the date of making of such LIBOR Advance or Base Rate Advance and (ii) outstanding on the Financial Statement Due Date, on the Financial Statement Due Date. If the financial statements are not received by the Lenders on the Financial Statement Due Date, the Applicable Margin shall be determined as if the Capitalization Ratio is greater than or equal to
         0.40 to 1 until such time as such financial statements are received.

         (c) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Capital Stock" thereto in proper alphabetical order to read as follows:

                  "Capital Stock" means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any warrants or options to purchase or otherwise acquire any such equity interests.

         (d) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Cash and Cash Equivalents" in proper alphabetical order to read as follows:

                  "Cash and Cash Equivalents" means cash (as defined under GAAP) and with respect to the Borrower and each of its Subsidiaries (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) direct obligations issued by any state or political subdivision of the United States, which mature within one year from the date of investment and have one of the two highest ratings obtainable from S&P, Moody's or Fitch on the date of investment, (iii) certificates of deposit and time deposits with maturities of one year or


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


         less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case with any Lender or any domestic commercial bank having capital and surplus in excess of $250,000,000, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) above entered into with any Lender or any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Lender or the parent corporation of any Lender, and commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's, and in each case maturing within six months after the date of acquisition and (vi) shares of money market funds that invest solely in investments of the type described in clauses (i) through (v) above or that are subject to the risk limiting conditions of Rule 2a-7 or any successor rule under the Investment Company Act of 1940, as amended.

         (e) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Collateral" in proper alphabetical order to read as follows:

                  "Collateral" has the meaning set forth in Section 2.17 hereof.

         (f) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Collateral Agent" in proper alphabetical order to read as follows:

                  "Collateral Agent" means Bank of America, N.A., in its capacity as collateral agent for the Lenders, and if so provided in the Note Amendments, the Note Holders.

         (g) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of "Commitment" in its entirety to read as follows:

                  "Commitment" means $35,000,000, as reduced from time to time pursuant to Section 2.6 hereof, provided, that no more than $10,000,000 may be outstanding at any time in the form of Advances other than Advances resulting from unreimbursed draws under Letters of Credit.

         (h) The defined term "Future Headquarters" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to be "Corporate Headquarters" and is defined as follows:

                  "Corporate Headquarters" means that certain corporate headquarters building and related parking garage leases of the Borrower located at 1540 Gennesee Street, Kansas City, Missouri.

         (i) This defined term "Future Headquarters Sale and Leaseback" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to be "Corporate Headquarters Sale and Leaseback" and is defined as follows:

                  "Corporate Headquarters Sale and Leaseback" means that certain sale and leaseback of the Corporate Headquarters (including, in a separate transaction, the sale and leaseback of the personal property used therein and the resale by the Borrower of the bonds secured by the Corporate Headquarters) in an amount not to exceed $28,500,000.


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         (j) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of "Loan Documents" in its entirety to read as follows:

                  "Loan Documents" means this Agreement, the Revolving Credit Notes, the Subsidiary Guaranty, any Swap Contract entered into with any Lender or any Lender Affiliate, all documents, instruments and agreements relating to treasury management among the Borrower or any Subsidiary and the Administrative Lender, and other documents, instruments and agreements in connection with any other bank products among the Borrower or any Subsidiary and the Administrative Lender or any Lender, each L/C Related Document, the Account Control Agreement, the Pledge Agreement, the Security Agreement, any fee letters, Assignment Agreements, post-closing letters and any other document or agreement executed or delivered from time to time by the Borrower or any Subsidiary in connection herewith or as security for the Obligations.

         (k) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Non-recourse Debt" thereto in proper alphabetical order to read as follows:

                  "Non-recourse Debt" means (i) non-recourse Debt secured by Liens granted on real estate and the improvements thereon purchased or held for development and sale, including any completed project until its sale to a customer, not to exceed $35,000,000 in aggregate amount outstanding at any time and in which the Borrower or its Subsidiaries do not invest at any time more than 45% of the purchase and development costs of such real estate and improvements, and (ii) Debt of Foreign Subsidiaries that is non-recourse to the Borrower and the Guarantors
         (a) which is listed on Schedule 7.13 and is existing on the Second Amendment Date and (b) not to exceed $15,000,000 in aggregate amount outstanding at any time if not listed on Schedule 7.13.

         (l) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Note Holders" in proper alphabetical order to read as follows:

                  "Note Holders" means the holders of the 2001 Private Placement Notes and the Existing Private Placement Notes.

         (m) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of "Obligations" in its entirety to read as follows:

                  "Obligations" means all advances to, and debts, liabilities, present and future obligations, covenants and duties of the Borrower or any Subsidiary arising under any Loan Document, and all renewals and extensions of all or any part thereof or arising from any bank products provided by the Administrative Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, or future amendments thereto, all interest accruing on all or any part thereof and reasonable attorneys' fees incurred by the Administrative Lender for the preparation of this Agreement and consummation of this credit facility, execution of waivers, amendments and consents, and in connection with the enforcement or the collection of all or any part thereof. Without limiting the generality of the foregoing, "Obligations" includes all amounts which would be owed by the Borrower or any Subsidiary to Administrative Lender, Lenders or any Lender Affiliate under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Subsidiary (including all such amounts which would become due or would be secured but for the filing of


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


         any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of the Borrower or any Subsidiary under any Debtor Relief Law).

         (n) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Permitted Letters of Credit" in proper alphabetical order to read as follows:

                  "Permitted Letters of Credit" means (i) each of those Letters of Credit described on Schedule 1.1(c) together with renewals, extensions (including increases) thereof, and (ii) any new Letters of Credit requested by the Borrower in the ordinary course of business of the Borrower and the Subsidiaries, unless the requested new Letter of Credit would secure Debt to Persons other than the Lenders that would constitute Total Funded Debt (which for purposes of this definition only shall also include Debt in clause (b) of the definition of Debt) upon issuance of the new Letter of Credit.

         (o) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of "Permitted Liens" in its entirety to read as follows:

                  "Permitted Liens" means, as applied to any Person, any or all of the following:

                  (a) any Lien in favor of the Lenders and/or the Collateral Agent to secure the Obligations hereunder;

                  (b)(i) Liens on real estate for real estate taxes, assessments, governmental charges, levies, payments in lieu of taxes, impact fees, payments due under declarations and covenants, water and sewer charges, and dues or assessments of association, levy, management or similar districts that are not yet delinquent, (ii) Liens created by lease agreements to secure the payments of rental amounts and other sums not yet due thereunder, (iii) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and
         (iv) Liens for taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto and the payment thereof is not at the time required by Section 5.6 hereof;

                  (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

                  (e) Easements, right-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

                  (f) Purchase Money Liens if, after giving effect thereto and to any concurrent transactions (i) each such Purchase Money Lien secures an amount not exceeding 100% of the cost of the particular Property to which it relates; provided, such Property is purchased in the ordinary course of business and (ii) such Purchase Money Lien encumbers only Property (A) purchased after the Agreement Date, (B) acquired with the proceeds of the Debt secured thereby or credit extended by the seller of the Property and (C) immediately after, and after giving effect thereto, no Default or Event of Default would exist;

                  (g) Any Liens existing on the Second Amendment Date which are described on Schedule 1.1(b) hereto, and Liens resulting from the refinancing of the related Debt, provided that the Debt secured thereby shall not be increased and the Liens shall not cover additional assets of the Borrower;

                  (h) Liens on Property of a Subsidiary which secure obligations of that Subsidiary owing to the Borrower or a Domestic Subsidiary;

                  (i) Liens on cash advanced, together with earnings and proceeds thereof, as collateral for reimbursement obligations under bank letters of credit, which Liens arise only upon a default in the agreements providing for such letters of credit, so long as the cash advanced as collateral with respect thereto does not exceed $7,000,000 in aggregate amount outstanding at any time;

                  (j) any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

                  (k) Liens granted in connection with Non-recourse Debt; provided that any Non-recourse Debt which is Debt of a Foreign Subsidiary shall only be secured by assets of a Foreign Subsidiary;

                  (l) The pari passu security interest in the Collateral granted to the Collateral Agent for the benefit of the Lenders and, if required in connection with the Note Amendments, the Note Holders, on terms and conditions acceptable to the Administrative Lender and the Lenders; and

                  (m) Liens not otherwise described in clauses (a) through (l) above securing Debt not to exceed $10,000,000 in aggregate amount outstanding at any time, determined for the Borrower and its Subsidiaries on a consolidated basis.

         (p) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Pledge Agreement" in proper alphabetical order to read as follows:

                  "Pledge Agreement" means that certain pledge agreement in form and substance acceptable to the Administrative Lender, the Lenders, the Note Holders, the Borrower and each party thereto in connection with the pledge of the Collateral.

         (q) Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of "Security Agreement" in proper alphabetical order to read as follows:

         (r) "Security Agreement" means that certain security agreement in form and substance acceptable to the Administrative Lender, the Lenders, the Note Holders, the Borrower and each party thereto in connection with the pledge of the Collateral.

         (s) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of "Special Counsel" in its entirety to read as follows:



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

                  "Special Counsel" means the law firm of Winstead Sechrest & Minick P.C., or such other legal counsel as the Administrative Lender may select.

         (t) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of "Total Funded Debt" in its entirety to read as follows:

                  "Total Funded Debt" means, as of any date of determination, determined on a consolidated basis for the Borrower and its Subsidiaries, all Debt of the Borrower and its Subsidiaries of the type described in clauses (a) through (f) of the definition of "Debt" herein (provided that (x) Debt of the type described in clause (b) of the definition of "Debt" herein shall only be deemed to be Total Funded Debt to the extent that obligations are outstanding as a result of draws or claims made against such instruments, (y) the bonds secured by the Corporate Headquarters Sale and Leaseback or a Facility Sale and Leaseback, and Borrower's obligations to reimburse insurance providers for third party claims filed under any insurance program therewith sponsored by the Borrower or its Subsidiaries shall not be considered Total Funded Debt and (z) Non-recourse Debt shall not be considered Total Funded Debt.

         (u) Section 2.16(a) and (b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  (a) The Letter of Credit Facilities. The Borrower may request an Issuing Bank, on the terms and conditions hereinafter set forth, to issue, and an Issuing Bank shall, if so requested, issue, letters of credit (the "Letters of Credit") that are Permitted Letters of Credit for the account of the Borrower from time to time on any Business Day from the Agreement Date until the Maturity Date in an aggregate maximum amount (assuming compliance with all conditions to drawing) not to exceed (together with all other Letters of Credit issued by Issuing Banks) at any time outstanding the lesser of (i) an amount equal to $30,000,000 or (ii) an amount equal to (A) the Commitment minus (B) the aggregate principal amount of Advances then outstanding. No Letter of Credit shall have an expiration date (including all rights of renewal) later than ten days prior to the Maturity Date, except that any Letter of Credit may have an automatic renewal provision that such Letter of Credit must permit the Issuing Bank to prevent any renewal beyond the Maturity Date by giving prior notice to the beneficiary thereof; provided, however, if any such renewal, increase, extension or issuance extends beyond the Maturity Date, the Borrower shall cash collateralize, to the extent required by any of the Lenders, the full face amount of each such Letter of Credit in accordance with the terms of Section 2.16(g) and this Agreement. Immediately upon the issuance of each Letter of Credit, the Issuing Bank issuing such Letter of Credit shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from such Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (x) such Lender's Specified Percentage and (y) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this
         Section 2.16(a), repay any Advances resulting from drawings thereunder pursuant to Section 2.16(c) and request the issuance of additional Letters of Credit under this Section 2.16(a). Upon the mandatory reduction of the Commitment pursuant to Section 2.6(b) hereof, the Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after such mandatory reduction, the Letters of Credit shall be subject to and governed by the terms hereof.



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

                  (b) Request for Issuance. Each Permitted Letter of Credit shall be issued upon request, given not later than 11:00 A.M. (Dallas time) on the third Business Day prior to the date of the proposed issuance of such Permitted Letter of Credit, by the Borrower to the Issuing Bank issuing such proposed Letter of Credit, which shall give to the Administrative Lender and each Lender prompt notice thereof by telex, telecopier or cable. Each Permitted Letter of Credit shall be issued upon notice given in accordance with the terms of any separate agreement between the Borrower and the Issuing Bank issuing such proposed Letter of Credit in form and substance reasonably satisfactory to the Borrower and such Issuing Bank providing for the issuance of Letters of Credit pursuant to this Agreement and containing terms and conditions not inconsistent with this Agreement (a "Letter of Credit Agreement"), provided that if any such terms and conditions are inconsistent with this Agreement, this Agreement shall control. Each such request for issuance of a Permitted Letter of Credit (a "Request for Issuance") shall be by telex, telecopier or cable, specifying therein, in the case of a Permitted Letter of Credit, the requested (A) date of such issuance (which shall be a Business Day), (B) maximum amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit and (F) such other information as shall be required pursuant to the relevant Letter of Credit Agreement. If the requested terms of such Letter of Credit are acceptable to the Issuing Bank issuing such proposed Letter of Credit in its reasonable discretion, the Issuing Bank issuing such proposed Letter of Credit will, upon fulfillment of the applicable conditions set forth in Article 3 hereof, make such Letter of Credit available to the Borrower at its office referred to in Section 11.1 or as otherwise agreed with the Borrower in connection with such issuance.

         (v) New Sections 2.16(g) and (h) of the Credit Agreement are hereby added to the Credit Agreement to read as follows:

                  (g) In connection with any request for issuance, renewal, increase or extension of a Permitted Letter of Credit that will extend for any period beyond the Maturity Date, the Borrower agrees that in connection with the issuance of such Permitted Letter of Credit, the Lenders may require that the Borrower contemporaneously with the issuance, renewal, increase or extension of such Letter of Credit (i) execute an Account Control Agreement pledging its interest in an interest bearing deposit account held by the Administrative Lender (ii) deposit an amount equal to or greater than 105% of the face amount of such Letter of Credit into such account and (iii) execute such other documents reasonably requested by the Administrative Lender in connection with the pledge of such deposit account. Administrative Lender and the Lenders agree that the Collateral Agent shall be authorized to release the Collateral (other than the cash collateral securing not less than 105% of the face amount of the issued and outstanding Letters of Credit) to the extent that (i) the Collateral Agent or Administrative Lender shall have a perfected first Lien security interest in cash collateral in an amount of not less than 105% of the face amount of the issued and outstanding Letters of Credit,
         (ii) the Maturity Date shall have passed and there shall be no outstanding Advances under this Agreement, (iii) the preference period under any Debtor Relief Laws shall have passed with respect to all cash collateral securing the Letters of Credit and (iv) the Collateral Agent shall have received written authorization from the Note Holders directing the Collateral Agent to release such Collateral.

                  (h) The Borrower, each Guarantor, the Administrative Lender and each Lender agree that with respect to each Letter of Credit that is issued, renewed, increased or extended and such

         Letter of Credit extends beyond the Maturity Date, each such parties' rights and obligations (including, but not limited to each Lender's obligation to reimburse the Issuing Bank for any Advances under such Letters of Credit) under this Agreement shall survive the termination of this Agreement and remain effective until each of the Letters of Credit have been terminated and all Obligations thereunder, under this Agreement or any of the other Loan Documents have been finally paid-in-full.

         (w) New Section 2.17 of the Credit Agreement are hereby added to the Credit Agreement to read as follows:

                  Section 2.17  Collateral.

                  (a) Description of Collateral. Payment of the Obligations, including, without limitation, any obligation arising under any Swap Contract, that is owed to the Administrative Lender or the Lenders will be ratably secured by the following properties and assets of the Borrower and the Guarantors, (i) Guarantees of the Obligations hereunder by each Guarantor, (ii) the Borrower's and the Guarantors' current and after-acquired domestic inventory, accounts (and any chattel paper and instruments arising as a result of the sale of the inventory) and equipment, (iii) 65% of the issued and outstanding stock of each of the direct Foreign Subsidiaries of the Borrower or a Guarantor, (iv) cash, and (v) all proceeds of the foregoing (collectively, together with all other Properties or assets of the Borrower and any of the Guarantors and other Persons securing the Obligations from time to time, the "Collateral"). Notwithstanding any provision of the Credit Agreement to the contrary, "Collateral" does not include (x) the Corporate Headquarters, together with all other property included in the Corporate Headquarters Sale and Leaseback, (y) any real estate and the improvements thereon purchased or held for development and sale, including any such completed real estate project until its sale to a customer, and (z) any property subject to Existing Liens as set forth on Schedule 1.1(b) to the extent that such Existing Liens remain in place. The Borrower shall, and shall cause the Guarantors to provide for the benefit of the Administrative Lender and the Lenders, all items to fully effect the foregoing related to the Collateral, including, without limitation, provide the Administrative Lender with UCC-1s together with security agreements, appraisals, hazard insurance, UCC-11 searches, Tax and Lien searches, intellectual property documentation and registration and other similar types of documents, consents, authorizations, licenses, instruments and agreements relating to all property and other assets of the Borrower and the Guarantors related to the Collateral as normally requested by the Administrative Lender from time to time, and at the reasonable request of the Administrative Lender, opinions of local legal counsel with respect to the execution and filing thereof, and perfection of Liens created thereby. The Borrower agrees that it will, and will cause the Guarantors to, execute and deliver, or cause to be executed and delivered, such documents as the Administrative Lender may from time to time normally request to create and perfect a Lien for the benefit of Administrative Lender and the Lenders in the Collateral.

                  (b) Collateral Requirement. The Borrower agrees: (i) upon the creation, formation or acquisition of any direct or indirect Subsidiary of the Borrower, to promptly (and in any event within 15 days thereafter) pledge 100% of the aggregate issued and outstanding Capital Stock of any such Subsidiary owned directly or indirectly by the Borrower to secure the Obligations, pursuant to a Pledge Agreement, and to promptly deliver to the Administrative Lender all certificates or other documentation evidencing 100% of such Capital Stock and, if such Capital Stock is stock of a corporation, together with stock powers executed in blank, (ii) that the Borrower will cause any newly created, formed or acquired Subsidiary, if it is a Domestic

         Subsidiary, to execute a Subsidiary Guaranty of the Obligations and become a Guarantor, (iii) that it shall, and shall cause the Guarantors to, grant the Administrative Lender and the Lenders a Lien on any property constituting Collateral and perfection documentation on all such property (whether or not previously subject to a Lien) to secure the Obligations and (iv) that it shall, and shall cause the Guarantors to, grant the Administrative Lender and the Lenders from time to time upon the request of the Administrative Lender from time to time in its sole discretion, a Lien on any of the property of the Borrower or any Guarantor that is Collateral that is not already subject to a perfected Lien, and perfection documentation on all such property (whether or not previously subject to a Lien). The Borrower shall, and shall cause the Guarantors to provide for the benefit of Administrative Lender and Lenders, all items to fully effect the foregoing related to the Collateral, including, without limitation, providing the Administrative Lender with UCC-1's together with, new security agreements, appraisals, hazard insurance, UCC-11 searches, Tax and Lien searches, intellectual property documentation and registration and other similar types of documents, consents, authorizations, licenses, instruments and agreements relating to all property and other assets of the Borrower and the Guarantors related to the Collateral as normally requested by the Administrative Lender from time to time, and at the reasonable request of the Administrative Lender, opinions of local legal counsel with respect to the execution and filing thereof, and perfection of Liens created thereby. Notwithstanding the foregoing, in no event shall any provision of this Section 2.17(b) require any assets owned by, or any Capital Stock of, any Foreign Subsidiary to be pledged or hypothecated to secure the Obligations, except Capital Stock of each Foreign Subsidiary as described in Section 2.17(a)(iii) above.

                  (c) Foreign Subsidiaries. Notwithstanding anything else in this Credit Agreement to the contrary, in no event shall any provision of this Section 2.17 require (i) any assets owned by any Foreign Subsidiary to be pledged or hypothecated to secure the Obligations, including without limitation stock of another Foreign Subsidiary held by a Foreign Subsidiary, or (ii) more than 65% of the issued and outstanding Capital Stock of any direct Foreign Subsidiary of the Borrower or a Guarantor to be pledged to secure the Obligations.

                  (d) Intellectual Property. The Security Agreement will provide, among other things, for Borrower's grant to the Collateral Agent of a non-exclusive, royalty free, limited license to use all or any part of the Borrower's intellectual property to sell or otherwise dispose of the Collateral in accordance with Article 9 of the Texas Uniform Commercial Code and the Security Agreement, except to the extent such license expressly violates an anti-sublicensing provision contained in such license, agreement or other obligation that is binding upon the Borrower with respect to such intellectual property.

         (x) New Section 6.5 of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

                  Section 6.5 Minimum Domestic Cash Reporting. Within 7 Business Days after the end of each calendar month, a month-end report demonstrating compliance with the Minimum Domestic Cash covenant set forth in Section 7.16 of this Agreement which shall be certified by the chief executive officer, chief financial officer, vice president - finance or treasurer of the Borrower, to be, in his or her opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP, the domestic cash position of the Borrower and its Domestic Subsidiaries as at the end of and for such period.

         (y) New caption and a new Section 6.6 of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

                  Section 6.6 Consultation Affirmative Covenant. If requested by the Administrative Lender, the Borrower covenants and agrees that the Borrower shall, and shall cause each of its Subsidiaries to, (i) cooperate in all reasonable respects and (ii) reimburse the Administrative Lender for any reasonable fees, costs or expenses incurred, in connection with a financial advisor engaged by Special Counsel on behalf of the Administrative Lender, including, but not limited to, the Borrower granting the financial advisor reasonable access to Borrower's facilities, files, records and reports and providing reasonable access to Borrower's officers and directors until the engagement has been completed, as the scope of such engagement may be amended from time to time in the discretion of the Administrative Lender.

         (z) Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.1 Capitalization Ratio. The Borrower shall not permit the Capitalization Ratio to be greater than 0.45 to 1 at the end of any fiscal quarter.

         (aa) Section 7.2 of the Credit Agreement is hereby deleted in its entirety.

         (bb) Section 7.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.3 Leverage Ratio. The Borrower shall not permit the Leverage Ratio to be greater than (a) 14.0 to 1 at the end of any fiscal quarter commencing with the fiscal quarter ending December 31, 2002 through the fiscal quarter ending June 30, 2003, (b) 7.00 to 1 at the end of the fiscal quarter ending September 30, 2003 and (c) 4.0 to 1 at the end of any fiscal quarter thereafter.

         (cc) Section 7.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.4 Guaranties. The Borrower shall not, and shall not permit any Subsidiary to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, or suffer to exist any Guaranty Obligation, other than existing Guaranty Obligations described on Schedule 7.4 hereto, except any or all of the following:

                  (a) Endorsement of negotiable instruments in the ordinary course of business;

                  (b) The Subsidiary Guaranty;

                  (c) The guaranty of the Obligations by any newly formed direct or indirect Subsidiary of the Borrower;

                  (d) Guaranty Obligations of a Subsidiary to the Borrower or a Domestic Subsidiary and Guaranty Obligations of the Borrower to a Domestic Subsidiary;

                  (e) Guaranty Obligations in respect of the performance or payment of construction and related undertakings and other obligations made in the ordinary course of business of the Borrower and its Subsidiaries;

                  (f) Guaranty Obligations of the Borrower or the Subsidiaries in respect of Debt that may otherwise be incurred on a recourse basis pursuant to Section 7.13 hereof; and

                  (g) other Guaranty Obligations not to exceed $4,000,000 in aggregate amount outstanding at any time.

         (dd) Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.6 Investments. The Borrower shall not, and shall not permit any Subsidiary to, make any Investment, other than the existing Investments set forth on Schedule 7.6 hereto, except that the Borrower and its Subsidiaries may purchase or otherwise acquire and own or make any or all of the following:

                  (a) Investments in the form of loans to officers and employees for moving and travel expenses, drawing accounts, related to employee benefit plans, and similar expenditures in the ordinary course of business not to exceed $10,000,000 in aggregate amount outstanding at any time;

                  (b) Cash Investments not exceeding $10,000,000 in aggregate amount outstanding at any time, and unlimited Investments in the form of Borrower's common Capital Stock, in each case where such investment is made in joint ventures for the purchase or development of real estate in the ordinary course of business; and

                  (c) Other Investments not otherwise described in clauses (a) and (b) above not to exceed $10,000,000 in aggregate amount outstanding at any time in the form of cash or tangible assets, together with an additional amount not to exceed $10,000,000 (including Acquisitions permitted pursuant to Section 7.7), in aggregate amount outstanding at any time in the form of Borrower's common Capital Stock.

         (ee) Section 7.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.7 Acquisitions. The Borrower shall not, and shall not permit any Subsidiary to, make any Acquisitions, except that, provided there is no Default or Event of Default both before and after giving effect to such Acquisition, after the Agreement Date, the Borrower and its Subsidiaries may make Acquisitions if (i) the Persons acquired become Domestic Subsidiaries as a result of such Acquisition,
         (ii) such Persons are EBITDA positive both at the time of such Acquisition and for the 12 calendar months immediately preceding such Acquisition, (iii) all consideration paid by the Borrower in connection with such Acquisition is in the form of the common Capital Stock of the Borrower and (iv) the aggregate value of the common Capital Stock of the Borrower used for such Acquisitions (together with Investments made with the Borrower's common Capital Stock pursuant to Section 7.6(c)) over the life of this Agreement does not exceed $20,000,000.

         (ff) Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.12 Sales and Leasebacks. The Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement whereby the Borrower or such Subsidiary shall sell or transfer all or any part of its assets then owned by it, and contemporaneously or thereafter rent or lease such assets sold or transferred, provided that, if no Default or Event of Default exists both before and after giving effect thereto, the Borrower may enter into and consummate the (i) Corporate Headquarters Sale and Leaseback and (ii) Facility Sale and Leaseback.

         (gg) Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.13 Debt. The Borrower shall not, and shall not permit any Subsidiary to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Debt, except any or all of the following:

                  (a) Existing Debt described on Schedule 7.13 hereto and renewals, refinancings and extensions, but not increases thereof, on terms and conditions not otherwise materially different from the terms and conditions thereof immediately preceding such renewal, refinancing or extension;

                  (b) In addition to the Existing Debt described on Schedule
         7.13 hereto, provided no Default or Event of Default exists both before and after giving effect thereto, Non-recourse Debt, provided that such Debt shall not be payable from the proceeds of Investments of the Borrower or any Domestic Subsidiary in any Foreign Subsidiary;

                  (c) In addition to the Existing Debt described on Schedule
         7.13 hereto, provided no Default or Event of Default exists both before and after giving effect thereto, purchase money Debt or Capitalized Lease Obligations not to exceed $12,000,000 at any time outstanding; and

                  (e) In addition to the Existing Debt described on Schedule
         7.13 hereto, provided no Default or Event of Default exists both before and after giving effect thereto, Swap Contracts in respect of interest rates, foreign exchange or aluminum contracts, in each case that are
         (i) not for the purpose of speculation and (ii) on an unsecured basis.

         (hh) Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 7.14 Prepayment of Debt. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly prepay any of the 2001 Private Placement Notes or the Existing Private Placement Notes or to defease, redeem, repurchase or otherwise acquire the 2001 Private Placement Notes or the Existing Private Placement Notes; provided that nothing in this Section 7.14 shall prohibit the Borrower or its Subsidiaries from refinancing any Debt in accordance with
         Section 7.13(a) or from repaying any Debt at maturity in accordance with its terms.

         (ii) New Section 7.15 of the Credit Agreement are hereby added to the Credit Agreement to read as follows:

                  Section 7.15 Minimum Quarterly Domestic Cash. The Borrower and its Domestic Subsidiaries shall have Cash and Cash Equivalents (which shall include Cash and Cash Equivalents held as Collateral for Letters of Credit under Section 2.16(g)) as of the last day of each fiscal quarter of at least the minimum amount set forth below opposite each such date:

                                                                                        Minimum Domestic Cash (If
                                                       Minimum Domestic Cash (If      Corporate Headquarters Sale
                                                      Corporate Headquarters Sale        and Leaseback has not
                   Fiscal Quarter Ending              and Leaseback has occurred)              occurred)
                   ---------------------              ---------------------------     ---------------------------

                  December 31, 2002                            $35,000,000                     $11,000,000
                  March 31, 2003                               $32,500,000                     $10,000,000
                  June 30, 2003                                $23,000,000                     $10,000,000
                  September 30, 2003                           $16,500,000                     $10,000,000
                  December 31, 2003                            $12,000,000                     $10,000,000
                  March 31, 2004                               $12,000,000                     $10,000,000

         (jj) New Section 7.16 of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

                  Section 7.16 Minimum Domestic Cash. The Borrower and its Domestic Subsidiaries shall have Cash and Cash Equivalents (which shall include Cash and Cash Equivalents held as Collateral for Letters of Credit under Section 2.16(g)) at all times during the periods set forth below of at least the minimum amount set forth opposite each such period:

                                                                                         Minimum Domestic Cash (If
                                                        Minimum Domestic Cash (If       Corporate Headquarters Sale
                                                       Corporate Headquarters Sale         and Leaseback has not
                               Period                  and Leaseback has occurred)               occurred)
                               ------                  ---------------------------      ---------------------------

                  From and including October 1,                $20,000,000                      $5,000,000
                  2002 through and including
                  December 30, 2002

                  From and including January 1,                $20,000,000                      $5,000,000
                  2003 through and including March
                  30, 2003

                  From and including April 1, 2003             $15,000,000                      $5,000,000
                  through and including June 29,
                  2003

                  From and including July 1, 2003              $10,000,000                      $5,000,000
                  through and including September
                  29, 2003

                  From and including October 1,                $10,000,000                      $5,000,000
                  2003 through and including
                  December 30, 2003

                  From and including January 1,                $10,000,000                      $5,000,000
                  2004 through and including March
                  30, 2004

         (kk) New Section 7.17 of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

                  Section 7.17 Minimum Domestic EBITDA. The Borrower shall not permit the consolidated EBITDA for the Borrower and its Domestic Subsidiaries for the trailing four quarters to be less than the minimum amount set forth below opposite each fiscal quarter:

                          Four Fiscal Quarters Ending                      Minimum Domestic EBITDA
                          ---------------------------                      -----------------------
                  December 31, 2002                                              $ 2,000,000
                  March 31, 2003                                                 $       -0-
                  June 30, 2003                                                  $       -0-
                  September 30, 2003                                             $ 5,000,000
                  December 31, 2003                                              $15,000,000
                  March 31, 2004                                                 $15,000,000

         (ll) New Section 7.18 of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

                  Section 7.18 Minimum Tangible Net Worth. The Borrower shall not permit the tangible net worth (as defined under GAAP) for the Borrower and its Subsidiaries to be less than the sum of (i) $95,000,000 plus (ii) 50% of consolidated net income of the Borrower and its Subsidiaries earned in each full fiscal quarter after December 31, 2002 (with no deduction for a net loss in any such fiscal quarter).

         (mm) New Section 7.19 of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

                  Section 7.19 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly,
         (a) declare any Restricted Payments unless there shall exist no Default or Event of Default prior to or after giving effect to any such declaration of a proposed Restricted Payment or (b) pay or make any Restricted Payments unless (i) there shall exist no Default or Event of Default prior to or after giving effect to any such proposed Restricted Payment or (ii) the Borrower has previously declared such proposed Restricted Payment not in violation of clause (i) immediately preceding.

         (nn) New Section 7.20 of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

                  Section 7.20 Capital Expenditures. The Borrower and its Subsidiaries shall not permit aggregate Capital Expenditures for fiscal year 2003 to exceed $18,500,000, provided further that the Borrower and its Subsidiaries shall not permit Capital Expenditures (calculated on a cumulative basis) at the end of each fiscal quarter in fiscal year 2003 to be more than the following amounts set forth opposite each such fiscal quarter below:

                               Fiscal Quarter of 2003                      Amount
                               ----------------------                      ------
                               First Fiscal Quarter                      $ 8,000,000
                               Second Fiscal Quarter                     $12,000,000
                               Third Fiscal Quarter                      $16,000,000
                               Fourth Fiscal Quarter                     $18,500,000


         (oo) Section 8.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  (c) The Borrower or any Subsidiary shall default in the performance or observance of any agreement or covenant contained in
         Article 7 hereof; provided, that if the Borrower and its Domestic Subsidiaries fail to satisfy the then-applicable Minimum Domestic Cash requirement set forth in Section 7.16 at any time, such failure shall not constitute an Event of Default if the Borrower and the Domestic Subsidiaries subsequently meet the applicable Minimum Domestic Cash requirement within ten (10) days thereafter as evidenced by a Minimum Domestic Cash report delivered to the Administrative Lender delivered no later than one Business Day after such tenth day.

         (pp) Section 8.1(k) and (l)of the Credit Agreement are hereby amended and restated in their entirety and a new Section 8.1(m) is added thereto to read as follows:

                  (k) The Borrower shall prior to or on January 31, 2003 fail
         (i) to obtain amendments on or prior to January 31, 2003 to avoid a Default or Event of Default, if applicable, under the Existing Private Placement Notes and the 2001 Private Placement Notes, the terms of such amendments not resulting in the terms, provisions and covenants of the Existing Private Placement Notes and the 2001 Private Placement Notes being more restrictive than this Agreement, (ii) to grant the Collateral Agent for the benefit of the Lenders and, if applicable, the

         Note Holders a first perfected security interest (subject to Permitted Liens) in the Collateral in form and substance acceptable to the Administrative Lender and (iii) to deliver to the Administrative Lender a legal opinion in form and substance reasonably acceptable to the Administrative Lender with respect to the granting of a security interest and delivery of the Collateral in connection with the Second Amendment; or

                  (l) A Change of Control of the Borrower shall have occurred;
         or

                  (m) The Borrower shall fail to comply with (i) Section 6.5 and such failure shall continue for one (1) Business Day thereafter or (ii)
         Section 6.6 hereof and such failure shall continue for five (5) days after notice of such failure by the Administrative Lender.

         (qq) Section 11.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 11.11 Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of the Borrower and the Determining Lenders; provided, however, that no such amendment, modification or waiver shall be made
         (a) without the consent of each Lender directly affected thereby, if it would (i) increase the Specified Percentage or commitment of such Lender, or (ii) extend the date of maturity of, extend the due date for any payment of principal or interest on, reduce the amount of any installment of principal or interest on, or reduce the rate of interest on, any Advance or Reimbursement Obligation owing to such Lender or reduce any other amount owing to such Lender under any Loan Documents; or (b) without the consent of all Lenders, if it would (i) release any security for or guaranty of the Obligations (except pursuant to this Agreement), or (ii) revise this Section 11.11, or (iii) waive, extend or postpone the date for payment of any of the Obligations, (iv) amend the definition of Determining Lenders, (v) amend any of the covenants contained in this Agreement or (vi) result in the issuance, renewal or increase of any Permitted Letter of Credit beyond the Maturity Date if Collateral is not required therefor; or (c) without the consent of the Administrative Lender, if it would alter the rights, duties or obligations of the Administrative Lender; or (d) without the consent of an Issuing Bank, if it would alter the rights, duties, or obligations of such Issuing Bank. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Administrative Lender and, in the case of an amendment, by the Borrower.

         (rr) Schedule 1.1(b) titled "Existing Liens" is hereby amended and restated in its entirety and hereby added to the Agreement.

         (ss) Schedule 1.1(c) titled "Existing Letters of Credit" is hereby amended and restated in its entirety and hereby added to the Agreement.

         (tt) A new Schedule 7.4 titled "Existing Guaranty Obligations" is hereby added to the Agreement.

         (uu) A new Schedule 7.6 titled "Existing Investments" is hereby added to the Agreement.

         (vv) A new Schedule 7.13 titled "Existing Debt" is hereby added to the Agreement.

         (ww) The Compliance Certificate is hereby amended to be in the form of Exhibit D hereto.

         2 REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, Borrower represents and warrants that, as of the date hereof and after giving effect to the amendments contemplated by the foregoing Section 1 and the effectiveness of the Note Amendments:

         (a) the representations and warranties contained in the Credit Agreement are true and correct on and as of the date hereof as if made on and as of such date;

         (b) no event has occurred and is continuing which constitutes a Default or an Event of Default;

         (c) Borrower has full power and authority to execute and deliver this Second Amendment, and this Second Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable debtor relief laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;

         (d) neither the execution, delivery and performance of this Second Amendment or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will conflict with any Law to which Borrower or any of its Subsidiaries is subject, or any indenture, agreement or other instrument to which Borrower or any of its Subsidiaries or any of their respective property is subject; and

         (e) no authorization, approval, consent, or other action by, notice to, or filing with, any governmental authority or other Person (other than the Board of Directors of the Borrower and the Guarantors), is required for the execution, delivery or performance by (i) Borrower of this Second Amendment or (ii) the acknowledgment of this Second Amendment by each Guarantor.

         3. CONDITIONS OF EFFECTIVENESS. This Second Amendment shall be effective as of the Second Amendment Date first set forth above, subject to the following:

         (a) Administrative Lender shall have received counterparts of this Second Amendment executed by all Lenders, the Borrower and the Guarantors;

         (b) there shall be no Default or Event of Default under the Credit Agreement after giving effect to this Second Amendment;

         (c) Borrower shall cause to be delivered to the Administrative Lender a legal opinion in connection with the Second Amendment in form and substance reasonably acceptable to Special Counsel;

         (d) Borrower shall have delivered to the Administrative Lender a secretary's certificate, with incumbency provision, certifying the Borrower's good standing certificate in its state of organization, the current Articles of Incorporation of the Borrower, the current bylaws of the Borrower and the effective corporate resolutions of the Borrower authorizing the Borrower to enter into this Second Amendment and deliver the Collateral;

         (e) Borrower shall have caused to be delivered to the Administrative Lender a secretary's certificate, with incumbency provision, from each Guarantor certifying to the effective corporate resolution of such Guarantor authorizing such Guarantor to execute their respective acknowledgment of this Second Amendment and if applicable, the delivery of the Collateral;

         (f) Borrower shall have paid an amendment fee to the Administrative Lender for itself and the other Lenders under the Credit Agreement;

         (g) Borrower shall have reimbursed the Administrative Lender for all of the Administrative Lenders costs, fees and expenses, including attorney fees and expenses of Special Counsel, incurred in connection with due diligence, negotiations, drafting and the consummation of the Credit Agreement, the Loan Documents and this Second Amendment;

         (h) Administrative Lender and Lenders shall have received in form and substance satisfactory to Administrative Lender and Lenders, such other documents and certificates as Lenders shall require.

         4. COLLATERAL. The Borrower and the Guarantors shall obtain, as soon as possible but in any event on or before January 31, 2003, amendments to the agreements governing the 2001 Private Placement Notes and the Existing Private Placement Notes (the "Note Amendments"). The Note Amendments shall permit the Borrower and the Guarantors to grant a security interest in the Collateral to the Collateral Agent as security for the Obligations and, if required in connection with the Note Amendments, the 2001 Private Placement Notes and the Existing Private Placement Notes. The Borrower and the Guarantors agree to enter into documents with the Collateral Agent, the Administrative Lenders and the Lenders necessary for the Collateral Agent to perfect a security interest in the Collateral and reflecting the respective rights of the Lenders and the Note Holders with respect to the Collateral, such documents to be in form and substance mutually acceptable to the Borrower, the Guarantors, the Lenders, the Administrative Lender, the Collateral Agent and the Note Holders, as applicable. The Collateral Agent, the Administrative Lenders and the Lenders agree to negotiate the provisions of such documents in good faith.

         5. GUARANTOR ACKNOWLEDGMENT. By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution by the Borrower of this Second Amendment, (b) acknowledges and agrees that its obligations in respect of its Subsidiary Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Second Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under its Subsidiary Guaranty, (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its Subsidiary Guaranty, (e) acknowledges, consents and agrees to each of the release provisions contained in Section 9 of this Second Amendment and (f) to the extent applicable, agrees to deliver or assist in the delivery of the Collateral.

         6. CONSENT REGARDING DISSOLUTION OF CERTAIN SUBSIDIARIES AND RELEASE OF GUARANTORS. The Lenders and the Administrative Lender hereby consent to the dissolution and liquidation, and upon such dissolution, their respective release as Guarantors, of the following entities: (a) Butler Europe Kft., Butler Europe B.V., Butler Europe Limited, Butler Europe GmbH, Butler Systems de Construction SARL, Butler Europe Sp. Z.o.o., Lester Holdings, Inc. and Walker Line Holdings Limited, and acknowledge that such entities shall no longer be considered Subsidiaries for purposes of the Credit Agreement; and (b) Butler Pacific, Inc., provided that it transfers its ownership of the capital stock of Global BMC (Mauritius) Holdings, Ltd. and all other assets of Butler Pacific, Inc. remaining after payment or provision for payment of its claims or obligations to Butler Holdings, Inc. within 20 calendar days of filing its certificate of dissolution with the Delaware Secretary of State.

         7. REFERENCE TO THE CREDIT AGREEMENT.

         (a). Upon the effectiveness of this Second Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this Second Amendment.

         (b) The Credit Agreement, as amended by this Second Amendment, and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

         8. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all costs and expenses of Administrative Lender in connection with the preparation, reproduction, execution and delivery of this Second Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for Administrative Lender with respect thereto and with respect to advising Administrative Lender as to its rights and responsibilities under the Credit Agreement, as amended by this Second Amendment).

         9. RELEASE.

         (a) Borrower and each of its Subsidiaries (collectively, the "Borrower Parties") hereby unconditionally and irrevocably remises, acquits, and fully and forever releases and discharges the Administrative Lender and the Lenders and all respective Affiliates and subsidiaries of the Administrative Lender and the Lenders, their respective officers, servants, employees, agents, attorneys, financial advisors, principals, directors and shareholders, and their respective heirs, legal representatives, successors and assigns (collectively, the "Released Lender Parties") from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which any Borrower Party ever had or now has against the Released Lender Parties which may have arisen at any time on or prior to the date of this Second Amendment and which were in any manner related to any of the Loan Documents or the enforcement or attempted enforcement by the Administrative Lender or the Lenders of rights, remedies or recourses related thereto which shall include all Borrower claims related to the Credit Agreement and the other Loan Documents (collectively, the "Borrower Claims").

         (b) Each Borrower Party covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Released Lender Parties any of the Borrower Claims which may have arisen at any time on or prior to the date of this Second Amendment and were in any manner related to any of the Loan Documents.

         10. EXECUTION IN COUNTERPARTS. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         11. GOVERNING LAW; BINDING EFFECT. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Texas and shall be binding upon Borrower and each Lender and their respective successors and assigns.

         12. HEADINGS. Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

         13. ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS SECOND AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER THEREIN AND HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

                   REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

BORROWER:

                                      BUTLER MANUFACTURING COMPANY


                                      By: /s/ Larry C. Miller
                                         ---------------------------------------
                                         Name:   Larry C. Miller
                                              ----------------------------------
                                         Title:  Vice President - Finance
                                               ---------------------------------

ADMINISTRATIVE LENDER:


                                 BANK OF AMERICA, N.A., as Administrative Lender


                                 By:      /s/ John K. Barrett
                                   ---------------------------------------------
                                   Name: John K. Barrett
                                         ---------------------------------------
                                   Title: Principal
                                         ---------------------------------------



LENDERS:


                                 BANK OF AMERICA, N.A., as a Lender and as the Issuing Bank


                                 By: /s/ John K. Barrett
                                     -------------------------------------------
                                     Name:  John K. Barrett
                                            ------------------------------------
                                     Title: Principal
                                            ------------------------------------

                                   COMMERCE BANK, N.A.



                                   By: /s/ Martin Nay
                                       -----------------------------------------
                                       Name:   Martin Nay
                                               ---------------------------------
                                       Title:  Vice President
                                               ---------------------------------

                                   U.S. BANK NATIONAL ASSOCIATION, as a Lender and as the Issuing Bank



                                   By:      /s/ Barry P. Sullivan
                                      ------------------------------------------
                                      Name:   Barry P. Sullivan
                                              ----------------------------------
                                      Title:  Vice President
                                              ----------------------------------

ACKNOWLEDGED AND AGREED:



BMC REAL ESTATE, INC.



By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------


BUCON, INC.



By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------

BUTLER HOLDINGS, INC.


By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------


BUTLER REAL ESTATE, INC.



By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------


LESTER BUILDINGS, INC.



By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------

BUTLER PACIFIC, INC.


By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------


MODULINE WINDOWS, INC.


By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------


LIBERTY BUILDING SYSTEMS, INC.


By: /s/ Larry C. Miller
    ----------------------------------------
    Name:  Larry C. Miller
           ---------------------------------
    Title: Vice President - Finance
           ---------------------------------